Exhibit 99.1

Embecta Corp. Reports Fiscal 2024 Fourth Quarter and Full Year Financial Results; Provides Initial Fiscal Year 2025 Financial Guidance; Discontinues Insulin Patch Pump Program; and Announces Restructuring to Streamline Operations and Reduce Costs

PARSIPPANY, N.J., November 26, 2024 (GLOBE NEWSWIRE) – Embecta Corp. (“embecta” or the "Company") (Nasdaq: EMBC), a global diabetes care company, today reported financial results for the three- and twelve-month periods ended September 30, 2024.

"We are pleased to report a strong fourth quarter and end to our fiscal year, as we once again delivered results that exceeded our expectations across key financial metrics. We continued to execute on our strategic priorities, and to date, our significant accomplishments include the successful transition of approximately 98% of our revenue to our own ERP system, shared service capabilities, and distribution infrastructure, with India remaining as our only deferred market. Additionally, the recent launch of our small-pack GLP-1 needles in Germany has gone well, and we are evaluating expanding into other markets," said Devdatt (Dev) Kurdikar, Chief Executive Officer of embecta.
Mr. Kurdikar continued: "As our stand-up work nears completion and following an in-depth review of our portfolio and strategy, we have decided to discontinue our insulin patch pump program and initiate an organizational restructuring plan. We believe this approach will streamline operations, reduce costs and enhance our profitability and free cash flow profile. We intend to concentrate our resources on our core business and to prioritize our free cash flow towards paying down debt which we expect will give us the financial flexibility needed for future investments."
The Company currently expects to incur total pre-tax charges of between $35 million and $45 million in fiscal year 2025 related to the restructuring plan, consisting of between $25 million and $30 million in pre-tax, cash charges for planned workforce reductions and other associated costs from the discontinuation of the patch pump program, and between $10 million and $15 million in pre-tax, non-cash charges for asset impairments and write-offs. Note, these preliminary estimates may be revised following the completion of the ongoing analysis of the expected additional pre-tax non-cash charges associated with the implementation of the restructuring plan.
The Company expects the restructuring plan to be substantially complete during the first half of fiscal year 2025 and expects the discontinuation of the patch pump program and organizational restructuring plan to generate annualized pre-tax cost savings of between $60 million and $65 million. Given the organizational restructuring plan, the Company has decided to postpone the previously announced Analyst & Investor Day to Spring 2025.

Fourth Quarter Fiscal Year 2024 Financial Highlights:
•Reported Revenues of $286.1 million, up 1.5%;
•Adjusted Revenues of $290.2 million, up 4.1% on an adjusted constant currency basis
◦U.S. revenues increased 10.3% on both a reported and adjusted constant currency basis
◦International revenues decreased 8.8% on a reported basis, and decreased 3.1% on an adjusted constant currency basis
•Gross profit and margin of $173.8 million and 60.7%, compared to $181.8 million and 64.5% in the prior year period
•Adjusted gross profit and margin of $178.3 million and 61.4% compared to $182.6 million and 64.8% in the prior year period
•Operating income and margin of $26.2 million and 9.2%, compared to $25.8 million and 9.2% in the prior year period
•Adjusted operating income and margin of $61.2 million and 21.1%, compared to $65.2 million and 23.1% in the prior year period
•Net income of $14.6 million and earnings per diluted share of $0.25. This compares to net income of $6.0 million and earnings per diluted share of $0.10 in the prior year period.
•Adjusted net income and adjusted earnings per diluted share of $25.9 million and $0.45, compared to $34.1 million and $0.59 in the prior year period
•Adjusted EBITDA and margin of $73.0 million and 25.2%, compared to $79.6 million and 28.2% in the prior year period
•Announced a dividend of $0.15 per share
Twelve Months Ended September 30 Fiscal Year 2024 Financial Highlights:
•Reported Revenues of $1,123.1 million, up 0.2%;
•Adjusted Revenues of $1,127.2 million, up 1.1% on an adjusted constant currency basis
◦U.S. revenues increased 1.0% on both a reported and adjusted constant currency basis
◦International revenues decreased 0.7% on a reported basis, and increased 1.3% on an adjusted constant currency basis
•Gross profit and margin of $735.2 million and 65.5%, compared to $749.9 million and 66.9% in the prior year period
•Adjusted gross profit and margin of $740.7 million and 65.7%, compared to $751.2 million and 67.0% in the prior year period
•Operating income and margin of $166.8 million and 14.9%, compared to $221.5 million and 19.8% in the prior year period
•Adjusted operating income and margin of $296.9 million and 26.3%, compared to $331.5 million and 29.6% in the prior year period
•Net income and earnings per diluted share of $78.3 million and $1.34, respectively. This compares to net income and earnings per diluted share of $70.4 million and $1.22, respectively, in the prior year period.
•Adjusted net income and adjusted earnings per diluted share of $143.1 million and $2.45, compared to $172.6 million and $2.99 in the prior year period
•Adjusted EBITDA and margin of $353.4 million and 31.4%, compared to $378.7 million and 33.8% in the prior year period

Adjusted Constant Currency Revenue Growth is based upon Reported Revenues, adjusted to exclude, depending on the period presented, the items described in Adjusted Revenues and to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and such changes generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of currency exchange rate fluctuations that do not reflect our underlying performance or business trends. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a Adjusted constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
Fourth Quarter Fiscal Year 2024 Results:
Revenues by geographic region are as follows:

	Three months ended September 30,
Dollars in millions							% Increase/(Decrease)
	2024			2023			Reported Revenue Growth	Currency Impact	Adjustment Impact	Adjusted Constant Currency Revenue Growth
	Reported Revenues	Adjustment	Adjusted Revenues	Reported Revenues	Adjustment	Adjusted Revenues	%
United States	$167.4	$—	$167.4	$151.8	$—	$151.8	10.3%	—%	—%	10.3%
International[1]	118.7	(4.1)	122.8	130.1	—	130.1	(8.8)	(2.6)	(3.1)	(3.1)
Total	$286.1	$(4.1)	$290.2	$281.9	$—	$281.9	1.5%	(1.2)%	(1.4)%	4.1%
Revenues by product family are as follows:

	Three months ended September 30,
Dollars in millions							% Increase/(Decrease)
	2024			2023			Reported Revenue Growth	Currency Impact	Adjustment Impact	Adjusted Constant Currency Revenue Growth
	Reported Revenues	Adjustment	Adjusted Revenues	Reported Revenues	Adjustment	Adjusted Revenues	%
Pen Needles	$215.2	$—	$215.2	$211.1	$—	$211.1	1.9%	(0.9)%	—%	2.8%
Syringes	33.7	—	33.7	33.2	—	33.2	1.5	(3.3)	—	4.8
Safety	32.8	—	32.8	31.3	—	31.3	4.8	(1.0)	—	5.8
Other[2]	(0.3)	(4.1)	3.8	3.9	—	3.9	(107.7)	(5.1)	(102.6)	—
Contract Manufacturing	4.7	—	4.7	2.4	—	2.4	95.8	—	—	95.8
Total	$286.1	$(4.1)	$290.2	$281.9	$—	$281.9	1.5%	(1.2)%	(1.4)%	4.1%

1 In 2024, International includes the recognition of incremental Italian payback accruals resulting from the two July 22, 2024 rulings by the Constitutional Court of Italy relating to certain prior years since 2015 in order to arrive at Adjusted Revenues.
2 Other includes product revenue for swabs and other accessories. In 2024, Other reflects the recognition of incremental Italian payback accruals resulting from the two July 22, 2024 rulings by the Constitutional Court of Italy relating to certain prior years since 2015 in order to arrive at Adjusted Revenues.

Our revenues increased by $4.2 million, or 1.5%, to $286.1 million for the fourth quarter of 2024 as compared to revenues of $281.9 million for the fourth quarter of 2023. Changes in our revenues are driven by the volume of goods that we sell, the prices we negotiate with customers and changes in foreign exchange rates. The increase in revenues was driven by $13.7 associated with favorable changes in price and a $2.3 increase in contract manufacturing revenues related to sales of non-diabetes products to BD. This was partially offset by $5.3 million of unfavorable gross-to-net adjustments primarily attributed to the recognition of incremental Italian payback accruals resulting from the two July 22, 2024 rulings by the Constitutional Court of Italy, $3.4 million associated with the negative impact of foreign currency translation primarily due to the strengthening of the U.S. dollar, and $3.1 million of unfavorable changes in volume.

Twelve Months Fiscal Year 2024 Results:
Revenues by geographic region are as follows:

	Twelve months ended September 30,
Dollars in millions							% Increase/(Decrease)
	2024			2023			Reported Revenue Growth	Currency Impact	Adjustment Impact	Adjusted Constant Currency Revenue Growth
	Reported Revenues	Adjustment	Adjusted Revenues	Reported Revenues	Adjustment	Adjusted Revenues	%
United States	$607.2	$—	$607.2	$601.4	$—	$601.4	1.0%	—%	—%	1.0%
International[1]	515.9	(4.1)	520.0	519.4	—	519.4	(0.7)	(1.2)	(0.8)	1.3
Total	$1,123.1	$(4.1)	$1,127.2	$1,120.8	$—	$1,120.8	0.2%	(0.5)%	(0.4)%	1.1%
Revenues by product family are as follows:

	Twelve months ended September 30,
Dollars in millions							% Increase/(Decrease)
	2024			2023			Reported Revenue Growth	Currency Impact	Adjustment Impact	Adjusted Constant Currency Revenue Growth
	Reported Revenues	Adjustment	Adjusted Revenues	Reported Revenues	Adjustment	Adjusted Revenues	%
Pen Needles	$844.4	$—	$844.4	$829.2	$—	$829.2	1.8%	(0.8)%	—%	2.6%
Syringes	126.2	—	126.2	138.1	—	138.1	(8.6)	0.2	—	(8.8)
Safety	129.4	—	129.4	126.3	—	126.3	2.5	—	—	2.5
Other[2]	10.3	(4.1)	14.4	14.2	—	14.2	(27.5)	—	(28.2)	0.7
Contract Manufacturing	12.8	—	12.8	13.0	—	13.0	(1.5)	—	—	(1.5)
Total	$1,123.1	$(4.1)	$1,127.2	$1,120.8	$—	$1,120.8	0.2%	(0.5)%	(0.4)%	1.1%

1 In 2024, International includes the recognition of incremental Italian payback accruals resulting from the two July 22, 2024 rulings by the Constitutional Court of Italy relating to certain prior years since 2015 in order to arrive at Adjusted Revenues.
2 Other includes product sales for swabs and other accessories. In 2024, Other reflects the recognition of incremental Italian payback accruals resulting from the two July 22, 2024 rulings by the Constitutional Court of Italy relating to certain prior years since 2015 in order to arrive at Adjusted Revenues.

Our revenues increased by $2.3 million, or 0.2%, to $1,123.1 million for the year ended September 30, 2024 as compared to revenues of $1,120.8 million for the year ended September 30, 2023. The increase in revenues was primarily driven by $27.7 million associated with favorable changes in price. This was partially offset by $14.5 million of unfavorable changes in volume, $6.1 million associated with the negative impact of foreign currency translation primarily due to the strengthening of the U.S. dollar, $4.6 million of unfavorable gross-to-net adjustments primarily attributed to the recognition of incremental Italian payback accruals resulting from the two July 22, 2024 rulings by the Constitutional Court of Italy, and a $0.2 million decrease in contract manufacturing revenues related to sales of non-diabetes products to BD.

Preliminary Fiscal Year 2025 Financial Guidance:
For fiscal year 2025, excluding the patch pump program, the Company expects:

Dollars in millions, except percentages and per share data
Reported Revenues	$1,093 - $1,110
Reported Revenue Growth (%)	(2.7)% - (1.2)%
Impact of F/X (%)	(0.6)%
Impact of Italian Payback Measure (1) (%)	0.4%
Adjusted Constant Currency Revenue Growth (%)	(2.5)% - (1.0)%
Adjusted Gross Margin (%)	63.25% - 64.25%
Adjusted Operating Margin (%)	29.00% - 30.00%
Adjusted Earnings per Diluted Share	$2.70 - $2.90
Adjusted EBITDA Margin (%)	35.50% - 36.50%

(1)Reflects the recognition of incremental Italian payback accruals resulting from the two July 22, 2024 rulings by the Constitutional Court of Italy relating to certain prior years since 2015 recorded in Revenues.
We are unable to present a quantitative reconciliation of our expected adjusted earnings per diluted share, expected adjusted EBITDA and our expected adjusted EBITDA margin as we are unable to predict with reasonable certainty and without unreasonable effort the impact and timing of any one-time items. The financial impact of these one-time items is uncertain and is dependent on various factors, including timing, and could be material to our Condensed Consolidated Statements of Income.
Balance sheet, Liquidity and Other Updates
During the fourth quarter, the Company paid an aggregate principal amount of approximately $27.4 million outstanding under its term loan B facility that had an interest rate of 300 basis points over the secured overnight financing rate (“SOFR”), with a 0.50% SOFR floor.
As of September 30, 2024, the Company had $274.2 million in cash and equivalents and restricted cash and $1.601 billion of debt principal outstanding, and no amount drawn on its $500 million Revolving Credit Facility.
The Company’s Board of Directors declared a quarterly cash dividend of $0.15 for each issued and outstanding share of the Company’s common stock. The dividend is payable on December 18, 2024 to stockholders of record at the close of business on December 6, 2024.
Fiscal 2024 Fourth Quarter and Full Year Earnings Conference Call:
Management will host a conference call at 8:00 a.m. Eastern Time (ET) on November 26, 2024 to discuss the results of the quarter and full year, provide an update on its business, and host a question and answer session. Those who would like to participate may access the live webcast here, or access the teleconference here. The live webcast can also be accessed via the Company’s website at investors.embecta.com.
A webcast replay of the call will be available beginning at 11:00 a.m. ET on November 26, 2024, via the embecta investor relations website and archived on the website for one year.

Condensed Consolidated Statements of Income
Embecta Corp.
(Unaudited, in millions, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023

Revenues	$286.1	$281.9	$1,123.1	$1,120.8
Cost of products sold	112.3	100.1	387.9	370.9
Gross Profit	$173.8	$181.8	$735.2	$749.9
Operating expenses:
Selling and administrative expense	96.8	95.7	365.1	341.3
Research and development expense	19.8	23.6	78.8	85.2
Impairment expense	—	2.5	—	2.5
Other operating expenses	31.0	34.2	124.5	99.4
Total Operating Expenses	$147.6	$156.0	$568.4	$528.4
Operating Income	$26.2	$25.8	$166.8	$221.5
Interest expense, net	(29.0)	(27.6)	(112.3)	(107.0)
Other income (expense), net	(4.2)	6.8	(10.3)	(8.8)
Income (Loss) Before Income Taxes	$(7.0)	$5.0	$44.2	$105.7
Income tax provision (benefit)	(21.6)	(1.0)	(34.1)	35.3
Net Income	$14.6	$6.0	$78.3	$70.4

Net Income per common share:
Basic	$0.25	$0.10	$1.36	$1.23
Diluted	$0.25	$0.10	$1.34	$1.22

Condensed Consolidated Balance Sheets
Embecta Corp.
(Unaudited, in millions, except share and per share data)

	September 30, 2024	September 30, 2023
Assets
Current Assets
Cash and equivalents	$267.5	$326.3
Restricted cash	6.7	0.2
Trade receivables, net (net of allowance for doubtful accounts of $2.8 million and $1.0 million as of September 30, 2024 and September 30, 2023, respectively)	193.0	16.7
Inventories:
Materials	40.4	32.1
Work in process	4.8	8.1
Finished products	126.3	111.9
Total Inventories	$171.5	$152.1
Amounts due from Becton, Dickinson and Company	53.8	142.4
Prepaid expenses and other	68.5	111.4
Total Current Assets	$761.0	$749.1
Property, Plant and Equipment, Net	290.4	300.2
Goodwill and Intangible Assets	23.7	24.7
Deferred Income Taxes and Other Assets	210.2	140.4
Total Assets	$1,285.3	$1,214.4
Liabilities and Equity
Current Liabilities
Accounts payable	$91.0	$53.5
Accrued expenses	134.2	118.1
Amounts due to Becton, Dickinson and Company	42.5	73.1
Salaries, wages and related items	66.7	62.1
Current debt obligations	9.5	9.5
Current finance lease liabilities	3.4	3.6
Income taxes	26.7	33.6
Total Current Liabilities	$374.0	$353.5
Deferred Income Taxes and Other Liabilities	54.1	57.2
Long-Term Debt	1,565.3	1,593.9
Non Current Finance Lease Liabilities	30.2	31.5
Contingencies
Embecta Corp. Equity
Common stock, $0.01 par value Authorized - 250,000,000 Issued and outstanding - 57,707,285 as of September 30, 2024 and 57,333,353 as of September 30, 2023	0.6	0.6
Additional paid-in capital	52.5	27.9
Accumulated deficit	(498.6)	(541.1)
Accumulated other comprehensive loss	(292.8)	(309.1)
Total Equity	(738.3)	(821.7)
Total Liabilities and Equity	$1,285.3	$1,214.4

Condensed Consolidated Statements of Cash Flows
Embecta Corp.
(Unaudited, in millions)

	Twelve Months Ended September 30,
	2024	2023
Operating Activities
Net income	$78.3	$70.4
Adjustments to net income to derive net cash provided by operating activities:
Depreciation and amortization	36.2	32.6
Amortization of debt issuance costs	6.9	6.4
Amortization of cloud computing costs	6.3	—
Impairment of property, plant and equipment	—	2.5
Stock-based compensation	26.3	21.5
Deferred income taxes	(70.6)	14.3
Change in operating assets and liabilities:
Trade receivables, net	(174.7)	7.0
Inventories	(16.5)	(28.8)
Due from/due to Becton, Dickinson and Company	58.9	(23.2)
Prepaid expenses and other	19.9	(14.2)
Accounts payable, accrued expenses and other current liabilities	60.0	7.9
Income and other net taxes payable	32.8	(12.6)
Other assets and liabilities, net	(28.1)	(16.1)
Net Cash Provided by Operating Activities	$35.7	$67.7
Investing Activities
Capital expenditures	(15.8)	(26.5)
Net Cash Used for Investing Activities	$(15.8)	$(26.5)
Financing Activities
Payments on long-term debt	(34.6)	(9.5)
Payments related to tax withholding for stock-based compensation	(3.0)	(3.6)
Payments on finance lease	(1.3)	(1.2)
Dividend payments	(34.5)	(34.4)
Net Cash Used for Financing Activities	$(73.4)	$(48.7)
Effect of exchange rate changes on cash and equivalents and restricted cash	1.2	3.1
Net Change in Cash and equivalents and restricted cash	$(52.3)	$(4.4)
Opening Cash and equivalents and restricted cash	326.5	330.9
Closing Cash and equivalents and restricted cash	$274.2	$326.5

About Non-GAAP financial measures

In evaluating our operating performance, we supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial measures including (i) Adjusted Revenues, (ii) earnings before interest, taxes, depreciation, and amortization (“EBITDA”), (iii) Adjusted EBITDA and Adjusted EBITDA Margin, (iv) Adjusted Gross Profit and Adjusted Gross Profit Margin, (v) Adjusted Constant Currency Revenue Growth, (vi) Adjusted Operating Income and Adjusted Operating Income Margin, and (vii) Adjusted Net Income and Adjusted earnings per diluted share. These non-GAAP financial measures are indicators of our performance that are not required by, or presented in accordance with, GAAP. They are presented with the intent of providing greater transparency to financial information used by us in our financial analysis and operational decision-making. We believe that these non-GAAP measures provide meaningful information to assist investors, stockholders and other readers of our consolidated financial statements in making comparisons to our historical operating results and analyzing the underlying performance of our results of operations. However, the presentation of these measures has limitations as an analytical tool and should not be considered in isolation, or as a substitute for the company’s results as reported under GAAP. Because not all companies use identical calculations, the presentations of these non-GAAP measures may not be comparable to other similarly titled measures of other companies. The Company uses non-GAAP financial measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a meaningful alternative representation of the underlying operating performance of the business.
For the three- and twelve-month periods ended September 30, 2024 and 2023, the reconciliation of (1) GAAP Revenues ("Reported Revenues") to Adjusted Revenues and (2) GAAP Net income to EBITDA and Adjusted EBITDA was as follows (unaudited, in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,

	2024	2023	2024	2023
Reported Revenues	$286.1	$281.9	$1,123.1	$1,120.8
Italian payback measure (1)	4.1	—	4.1	—
Adjusted Revenues	$290.2	$281.9	$1,127.2	$1,120.8

GAAP Net Income	$14.6	$6.0	$78.3	$70.4
Interest expense, net	29.0	27.6	112.3	107.0
Income taxes	(21.6)	(1.0)	(34.1)	35.3
Depreciation and amortization	9.5	9.3	36.2	32.6
EBITDA	$31.5	$41.9	$192.7	$245.3
Stock-based compensation expense (2)	6.2	4.9	26.6	21.9
One-time stand up costs (3)	26.2	31.8	111.2	93.7
European regulatory initiative-related costs ("EU MDR") (4)	0.2	0.6	0.5	1.3
Business optimization and severance related costs (5)	1.7	2.6	7.4	5.6
Impairment losses (6)	—	2.5	—	2.5
Deferred jurisdiction adjustments in Other income (expense), net for taxes (7)	0.6	(4.7)	4.6	8.4
Amortization of cloud computing arrangements (8)	2.5	—	6.3	—
Italian payback measure (1)	4.1	—	4.1	—
Adjusted EBITDA	$73.0	$79.6	$353.4	$378.7
Adjusted EBITDA Margin	25.2%	28.2%	31.4%	33.8%

1.Reflects the recognition of incremental Italian payback accruals resulting from the two July 22, 2024 rulings by the Constitutional Court of Italy relating to certain prior years since 2015 recorded in Revenues.
2.Represents stock-based compensation expense incurred during the three and twelve months ended September 30, 2024 and 2023, respectively. For the three months ended September 30, 2024, $5.3 million is recorded in Selling and administrative expense, $0.4 million is recorded in Cost of products sold, and $0.5 million is recorded in Research and development expense. For the twelve months ended September 30, 2024, $21.4 million is recorded in Selling and administrative expense, $3.0 million is recorded in Cost of products sold, and $2.2 million is recorded in Research and development expense. For the three months ended September 30, 2023, $4.1 million is recorded in Selling and administrative expense, $0.4 million is recorded in Cost of products sold, and $0.4 million is recorded in Research and development expense. For the twelve months ended September 30, 2023, $18.1 million is recorded in Selling and administrative expense, $2.2 million is recorded in Cost of products sold, and $1.6 million is recorded in Research and development expense.
3.One-time stand-up costs incurred primarily include: (i) product registration and labeling costs; (ii) warehousing and distribution set-up costs; (iii) legal costs associated with patents and trademark work; (iv) temporary headcount resources within accounting, tax, finance, human resources, regulatory and IT; and (v) one-time business integration and IT related costs primarily associated with our global ERP implementation. For the three months ended September 30, 2024, approximately $26.0 million and $0.2 million are recorded in Other operating expenses and Selling and administrative expense, respectively. For the twelve months ended September 30, 2024, approximately $109.9 million and $1.3 million are recorded in Other operating expenses and Selling and administrative expense, respectively. For the three months ended September 30, 2023, approximately $31.6 million and $0.2 million are recorded in Other operating expenses and Selling and administrative expense, respectively. For the twelve months ended September 30, 2023, approximately $92.7 million and $1.0 million are recorded in Other operating expenses and Selling and administrative expense, respectively.
4.Represents costs required to develop processes and systems to comply with regulations such as the EU MDR and General Data Protection Regulation ("GDPR") which represent a significant, unusual change to the existing regulatory framework. We consider these costs to be duplicative of previously incurred costs and/or one-off costs, which are limited to a specific period of time. These costs are recorded in Research and development expense.
5.Represents business optimization and severance related costs associated with standing up the organization recorded in Other operating expenses.
6.Relates to impairment charges incurred related to the abandonment of certain manufacturing equipment in China that is no longer in use that was inherited as part of the Separation from BD. The impairment charges are recorded in Impairment Expense.
7.Represents amounts due to BD for tax liabilities incurred in deferred closing jurisdictions where BD is considered the primary obligor.
8.Represents amortization of implementation costs associated with cloud computing arrangements recorded in Other operating expenses.

For the three- and twelve-month periods ended September 30, 2024, the reconciliations of (1) GAAP Revenues ("Reported Revenues") to Adjusted Revenues (2) GAAP Gross Profit and Gross Margin to Adjusted Gross Profit and Adjusted Gross Margin, (3) GAAP Operating Income and Operating Margin to Adjusted Operating Income and Adjusted Operating Income Margin and (4) GAAP Net Income Per Diluted Share to Adjusted Net Income Per Diluted Share are as follows (unaudited in millions, except per share amounts):

	Three Months Ended September 30,		Twelve Months Ended September 30,

	2024	2023	2024	2023
Reported Revenues	$286.1	$281.9	$1,123.1	$1,120.8
Italian payback measure (1)	4.1	—	4.1	—
Adjusted Revenues	$290.2	$281.9	$1,127.2	$1,120.8

GAAP Gross Profit	$173.8	$181.8	$735.2	$749.9
GAAP Gross Profit Margin	60.7%	64.5%	65.5%	66.9%
Stock-based compensation expense (2)	0.1	—	0.3	0.1
Amortization of intangible assets (3)	0.3	0.8	1.1	1.2
Italian payback measure (1)	4.1	—	4.1	—
Adjusted Gross Profit	$178.3	$182.6	$740.7	$751.2
Adjusted Gross Profit Margin	61.4%	64.8%	65.7%	67.0%

GAAP Operating Income	$26.2	$25.8	$166.8	$221.5
GAAP Operating Income Margin	9.2%	9.2%	14.9%	19.8%
Amortization of intangible assets (3)	0.3	0.8	1.1	1.2
One-time stand up costs (4)	27.5	31.8	112.5	93.7
EU MDR (5)	0.2	0.6	0.5	1.3
Stock-based compensation expense (6)	1.2	1.1	4.5	5.7
Impairment losses (7)	—	2.5	—	2.5
Business optimization and severance related costs (8)	1.7	2.6	7.4	5.6
Italian payback measure (1)	4.1	—	4.1	—
Adjusted Operating Income	$61.2	$65.2	$296.9	$331.5
Adjusted Operating Income Margin	21.1%	23.1%	26.3%	29.6%

GAAP Net Income	$14.6	$6.0	$78.3	$70.4
Adjustments:
GAAP Income tax provision (benefit)	(21.6)	(1.0)	(34.1)	35.3
Amortization of intangible assets (3)	0.3	0.8	1.1	1.2
One-time stand up costs (4)	27.5	31.8	112.5	93.7
EU MDR (5)	0.2	0.6	0.5	1.3
Stock-based compensation expense (6)	1.2	1.1	4.5	5.7
Impairment losses (7)	—	2.5	—	2.5
Business optimization and severance related costs (8)	1.7	2.6	7.4	5.6
Italian payback measure (1)	4.1	—	4.1	—
Deferred jurisdiction adjustments in Other income (expense), net for taxes (9)	0.6	(4.7)	4.6	8.4
Non-GAAP Income tax provision (10)	(2.7)	(5.6)	(35.8)	(51.5)
Adjusted Net Income	$25.9	$34.1	$143.1	$172.6

GAAP Net Income per Diluted share	$0.25	$0.10	$1.34	$1.22
Adjusted Net Income per Diluted share	$0.45	$0.59	$2.45	$2.99

Diluted weighted-average shares outstanding (in thousands)	58,122	57,473	58,326	57,758
(1)Reflects the recognition of incremental Italian payback accruals resulting from the two July 22, 2024 rulings by the Constitutional Court of Italy relating to certain prior years since 2015 recorded in Revenues.

(2)Represents stock-based compensation expense recognized during the period associated with the incremental value of converted legacy BD share-based awards and sign-on equity awards granted to certain members of the embecta leadership team in connection with the Separation from BD recorded in Cost of products sold.
(3)Amortization of intangible assets is recorded in Cost of products sold.
(4)One-time stand-up costs incurred primarily include: (i) product registration and labeling costs; (ii) manufacturing, warehousing, and distribution set-up costs; (iii) legal costs associated with patents and trademark work; (iv) temporary headcount resources within accounting, tax, finance, human resources, regulatory and IT; and (v) one-time business integration and IT related costs primarily associated with our global ERP implementation. For the three months ended September 30, 2024, approximately $27.3 million and $0.2 million are recorded in Other operating expenses and Selling and administrative expense, respectively. For the twelve months ended September 30, 2024, approximately $111.2 million and $1.3 million are recorded in Other operating expenses and Selling and administrative expense, respectively. For the three months ended September 30, 2023, approximately $31.6 million and $0.2 million are recorded in Other operating expenses and Selling and administrative expense, respectively. For the twelve months ended September 30, 2023, approximately $92.7 million and $1.0 million are recorded in Other operating expenses and Selling and administrative expense, respectively.
(5)Represents costs required to develop processes and systems to comply with regulations such as the EU MDR and GDPR which represent a significant, unusual change to the existing regulatory framework. We consider these costs to be duplicative of previously incurred costs and/or one-off costs, which are limited to a specific period of time. These costs are recorded in Research and development expense.
(6)Represents stock-based compensation expense recognized during the period associated with the incremental value of converted legacy BD share-based awards and sign-on equity awards granted to certain members of the embecta leadership team in connection with the Separation from BD. For the three months ended September 30, 2024, $1.1 million is recorded in Selling and administrative expense and $0.1 million is recorded in Cost of products sold. For the twelve months ended, September 30, 2024, $4.1 million is recorded in Selling and administrative expense, $0.1 million is recorded in Research and development expense, and $0.3 million is recorded in Cost of products sold. For the three months ended September 30, 2023, $1.0 million is recorded in Selling and administrative expense and $0.1 million is recorded in Research and development expense. For the twelve months ended September 30, 2023, $5.4 million is recorded in Selling and administrative expense, $0.1 million is recorded in Cost of products sold, and $0.2 million is recorded in Research and development expense.
(7)Relates to impairment charges incurred related to the abandonment of certain manufacturing equipment in China that is no longer in use that was inherited as part of the Separation from BD. The impairment charges are recorded in Impairment Expense.
(8)Represents business optimization and severance related costs associated with standing up the organization recorded in Other operating expenses.
(9)Represents amounts due to BD for tax liabilities incurred in deferred jurisdictions where BD is considered the primary obligor.
(10)Represents the amount of tax expense that the Company estimates that it would record if it used non-GAAP results instead of GAAP results in the calculation of its tax provision. The non-GAAP effective tax rate for the three and twelve months ended September 30, 2024 were 9% and 20%, respectively. The non-GAAP effective tax rates for the three and twelve months ended September 30, 2023 were 14% and 23%, respectively.

About embecta

embecta is a global diabetes care company that is leveraging its nearly 100-year legacy in insulin delivery to empower people with diabetes to live their best life through innovative solutions, partnerships and the passion of approximately 2,000 employees around the globe. For more information, visit embecta.com or follow our social channels on LinkedIn, Facebook, and Instagram.

Safe Harbor Statement Regarding Forward-Looking Statements
This press release contains express or implied "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995 and other securities laws. These forward-looking statements concern our current expectations regarding our future results from operations, performance, financial condition, goals, strategies, plans and achievements. These forward-looking statements are subject to various known and unknown risks, uncertainties and other factors, and you should not rely upon them except as statements of our present intentions and of our present expectations, which may or may not occur. When we use words such as "believes," "expects," "anticipates," "estimates," "plans," "intends", “pursue”, “will” “may” or similar expressions, we are making forward-looking statements. For example, embecta is using forward-looking statements when it discusses its plans to discontinue its patch pump program, concentrate its resources on its core business, prioritize free cash flow towards paying down debt, and create financial flexibility for future investments, its ability to reduce costs, streamline operations and enhance profitability, its expected savings and expenses from its organizational restructuring and the timing thereof, its fiscal 2025 financial guidance and its expectations with respect to strengthening its base business, separating and standing up embecta as an independent company, and investing in growth, and geographic expansion of new product pacts for non-insulin diabetes drugs. Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. In addition, important factors that could cause actual results to differ from expectations include, among others: (i) competitive factors that could adversely affect embecta’s operations; (ii) any inability to extend or replace the services provided by BD under the transaction documents; (iii) any failure by BD to perform its obligations under the various separation agreements entered into in connection with the separation and distribution; (iv) any events that adversely affect the sale or profitability of embecta’s products or the revenues delivered from sales to its customers; (v) increases in operating costs, including fluctuations in the cost and availability of raw materials or components used in its products, the ability to maintain favorable supplier arrangements and relationships, and the potential adverse effects of any disruption in the availability of such items; (vi) changes in reimbursement practices of governments or private payers or other cost containment measures; (vii) the adverse financial impact resulting from unfavorable changes in foreign currency exchange rates, as well as regional, national and foreign economic factors, including inflation, deflation, and fluctuations in interest rates; (viii) the impact of changes in U.S. federal laws and policy that could affect fiscal and tax policies, healthcare and international trade, including import and export regulation and international trade agreements; (ix) any new pandemic, or any geopolitical instability, including disruptions in its operations and supply chains; (x) new or changing laws and regulations, or changes in enforcement practices, including laws relating to healthcare, environmental protection, trade, monetary and fiscal policies, taxation and licensing and regulatory requirements for products; (xi) the expected benefits of the separation from BD; (xii) risks associated with embecta’s indebtedness; (xiii) the risk that ongoing dis-synergy costs, costs of restructuring and other costs incurred in connection with the separation from BD will exceed our estimates of these costs; (xiv) the risk that it will be more difficult than expected to effect embecta’s full separation from BD; (xv) expectations related to the costs, profitability, timing and the estimated financial impact of, and charges and savings associated with, the restructuring plan we announced; (xvi) risks associated with not completing strategic collaborative partnerships and acquisitions for innovative technologies, complementary product lines, and new markets; and (xvii) the other risks described in our periodic reports filed with the Securities and Exchange Commission, including under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, as further updated by our Quarterly Reports on Form 10-Q we have filed or will file hereafter. Except as required by law, we undertake no obligation to update any forward-looking statements appearing in this release.

CONTACTS

Investors:
Pravesh Khandelwal
VP, Head of Investor Relations
551-264-6547
Contact IR

Media:
Christian Glazar
Sr. Director, Corporate Communications
908-821-6922
Contact Media Relations